UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 28,2006

Brooklyn Cheesecake & Desserts Company, Inc.
(Exact name of Company as specified in its charter)

New York	1-13984	13-382215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

20 Passaic Avenue, Fairfield, NJ 07004
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (973) 808-9292

N/A
 (Former name or former address, if changed since last report)

|_|	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective March 28, 2006, the Company entered into a asset exchange agreement, tenant’s lease assignment, and exclusive licensing agreement with the Company’s former Chairman, Chief Executive Officer and President Ronald Schutté whereby the Company exchanged certain assets of its operating subsidiary JM Specialties, Inc. for the assumption of $1.145,315 in liabilities of the Company by an entity established by Mr. Schutté with a personal guarantee by Mr. Schutté. As part of the agreement, Mr. Schutté also acquired the stock of the J.M. Specialties, Inc. stock. The transaction has been subject a satisfactory fairness opinion.

The Company has previously disclosed a series of loan transactions, which have been consolidated into one secured demand note with Mr. Schutté whereby loans aggregating the sum of $1,773,031 were made to the Company for working capital. Following the transaction, the Company’s liabilities will be reduced from $1,945,315 due to vendors and creditors, to$800,000 in loans due Mr. Schutté. In addition to the exchange of company certain assets for liabilities, the company assigned its building lease to Mr. Schutté and/or an entity owned by Mr. Schutte. In addition the Company has entered into an Exclusive Licensing Agreement with Brooklyn Cheesecake & Desserts Company, Inc. (NJ) a Company owned by Mr. Schutte whereby the company licensed certain intellectual property for a period of up to ten years whereby the company will receive a royalty of one percent of net sales.

Item 9.01Financial statements and Exhibits

(c)	Exhibits

10.01	Exchange Agreement

10.02	Tenant’s Lease Agreement

10.03	Exclusive Licensing Agreement

10.04	Asset Valuation Report

10.05	Fairness Opinion

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 31, 2006
Brooklyn Cheesecake & Deserts Company, Inc. (Registrant)

	By:	/s/ Anthony Merante
Anthony Merante Chairman and Chief Executive Officer